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                                                                    EXHIBIT 23.1

                          CONSENT OF ERNST & YOUNG LLP

We consent to the incorporation by reference in the Registration Statements (Form S-8's No. 333-32326 and No. 333-95757) pertaining to the Travelocity Holdings, Inc. 1999 Long-Term Incentive Plan, the Travelocity.com LP 1999 Long-Term Incentive Plan, the Travelocity Holdings, Inc. Employee Stock Purchase Plan and the Travelocity.com LP Employee Stock Purchase Plan of our report dated January 15, 2001, except for Note 15, as to which the date is March 12, 2001, with respect to the financial statements of Travelocity.com Inc. included in the Amendment No. 1 to its Annual Report (Form 10-K) for the year ended
December 31, 2000.

                                          /s/ Ernst & Young LLP

July 31, 2001
Dallas, Texas